As filed with the Securities and Exchange Commission on April 21, 2003
                           Registration No. 000-50213
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
--------------------------------------------------------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
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                             Aegis Assessments, Inc.
                             -----------------------
             (Exact Name of Registrant as Specified in Its Charter)

    Delaware                                             72-1525702
                                            (I.R.S. Employer Identification No.)
(State or Other Jurisdiction                  of Incorporation or Organization)




                          4100 Newport Place, Suite 660
                             Newport Beach, CA 92660
          (Address, including Zip Code, of Principal Executive Offices)
--------------------------------------------------------------------------------
                 AEGIS ASSESSMENTS, INC. 2002 STOCK OPTION PLAN
               AEGIS ASSESSMENTS, INC. EMPLOYEE COMPENSATION PLAN
           AEGIS ASSESSMENTS, INC., BUSINESS CONSULTING SERVICES PLAN
                            (Full Title of the Plan)
--------------------------------------------------------------------------------

                                 RICHARD REINCKE
                      Secretary and Chief Operating Officer
                             Aegis Assessments, Inc.
                          4100 Newport Place, Suite 660
                                  (877)718-7599
            (Name, address, including zip code, and telephone number,
                   including area code, of Agent for Service)

                                   Copies to:
                                  MC LAW GROUP
                              DERON M. COLBY, ESQ.
                          4100 Newport Place, Suite 830
                             Newport Beach, CA 92660
                              (949)250-8655 (phone)
                               (949)250-8656 (fax)



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


                         CALCULATION OF REGISTRATION FEE
---------------------- ----------------------- ------------------------ ------------------------ ---------------------
 Title of Securities            Amount            Proposed maximum              Proposed              Amount of
  to be Registered             to be                offering price               maximum            registration fee
                           registered (1)              per share                aggregate
                                                                              offering price
---------------------- ----------------------- ------------------------ ------------------------ ---------------------
  Common Stock for       6,915,000 Shares             $1.00(2)                $6,915,000               $559.42
   authorized but
   unissued stock
      options
--------------------- ------------------------ ------------------------ ------------------------ ---------------------
  Common Stock for
   authorized and        3,085,000 Shares             $0.23(3)                 $709,550                 $57.40
issued stock options
--------------------- ------------------------ ------------------------ ------------------------ ---------------------
Common Stock issued
  under employment
   agreements and         234,000 Shares              $1.00(2)                 $234,000                 $18.94
     consulting
     agreements
--------------------- ------------------------ ------------------------ ------------------------ ---------------------
       Total             10,234,000 Shares                                    $7,858,550               $635.76
--------------------- ------------------------ ------------------------ ------------------------ ---------------------

(1) This registration statement covers the following shares of our common stock:
(i) 10,000,000 shares of our common stock issuable under the Aegis Assessments, Inc. 2002 Stock Option Plan, options for 3,085,000 of which are currently granted, including all shares issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock; (ii) 52,500 shares issued to Eric Johnson under our Employment Compensation Plan and Mr. Johnson's written employment agreement dated April 1, 2002 and addendum thereto dated March 28, 2003; (iii) 51,500 shares issued to Richard Reincke under our Employment Compensation Plan and Mr. Reincke's written employment agreement dated May 1, 2002 and addendum thereto dated March 28, 2003; (iv) 100,000 shares issued to Lars Johnson pursuant to a written consulting agreement dated October 15, 2002; and (v) 30,000 shares issued to Stephen Stubblefield pursuant to a written consulting agreement dated December 16, 2002.

(2) Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act.

(3) Weighted average of exercise price of all outstanding options.


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

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.    Plan Information.

The Stock Option Plan. Not included in this Registration Statement but provided or to be provided to Plan participants pursuant to Rule 428(b) of the Securities Act of 1933, as amended (the "Securities Act"). The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) (230.428(b)(1)). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 (230.424). These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) (230.428(a)(1)).

The Employee Compensation Plan. We are offering the following shares of our common stock to the following individuals for services performed as our employees. The issuance of the shares is being made pursuant to an Employee Compensation Plan which was adopted by our Board of Directors. The shares issued hereunder will not be subject to any resale restrictions. The Employee Compensation Plan is not qualified under ERISA. The following individuals have received the number of shares listed next to their names:

o 52,500 shares of our common stock were issued to Eric Johnson under our Employment Compensation Plan and Mr. Johnson's written employment agreement dated April 1, 2002 and addendum thereto dated March 28, 2003.

o 51,500 shares of our common stock were issued to Richard Reincke under our Employment Compensation Plan and Mr. Reincke's written employment agreement dated May 1, 2002 and addendum thereto dated March 28, 2003.

The services for which these shares are being issued are not in connection with any offer or sale of securities in a capital raising transaction and does not directly or indirectly promote or maintain a market for our securities.

The Business Consulting Services Plan. We are offering the following shares of our common stock to the following individuals for business consulting services performed on our behalf. The issuance of the shares is being made pursuant to a Business Consulting Services Plan which was adopted by our Board of Directors. The shares issued hereunder will not be subject to any resale restrictions. The Business Consulting Services Plan is not qualified under ERISA. The following individuals have received the number of shares listed next to their names:

o 100,000 shares of our common stock were issued to Lars Johnson pursuant to a written consulting agreement dated October 15, 2002.


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


o 30,000 shares of our common stock were issued to Stephen Stubblefield pursuant to a written consulting agreement dated December 16, 2002.

The consulting services for which these shares are being issued are not in connection with any offer or sale of securities in a capital raising transaction and does not directly or indirectly promote or maintain a market for our securities.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents incorporated by reference in Item 3 of Part II of this registration statement are incorporated by reference in the Section 10(a) prospectus and these documents are available, without charge, upon written or oral request directed to Aegis Assessments, Inc., attn: Richard Reincke, Chief Operating Officer, at 4100 Newport Place, Suite 660, Newport Beach, CA 92660, tel. 877.718.7599. All other documents required to be delivered to employees pursuant to Rule 428(b) (230.428(b)) are also available without charge, upon written or oral request, at the same address and telephone number.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:

o Quarterly Report on Form 10-QSB for the quarter ended January 1, 2003; and
o Description of our common stock contained in our Registration Statement on Form SB-2 (File No. 33-100462) filed on October 9, 2002, and all amendments thereto.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Mc Law Group, which is rendering the legal opinion for this registration statement, owns 400,000 shares of our common stock.

Item 6. Indemnification of Directors and Officers. Our company is a Delaware corporation. Article Sixth of


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

our Amended and Restated Certificate of Incorporation provides, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may be amended. The Delaware General Corporation Law currently provides that a director of a Delaware corporation may not be exempted from liability for:

o any breach of such director's duty of loyalty to us or our shareholders;
o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
o liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
o for any transaction from which such director derived any improper personal benefit.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Article III Section 17 of our bylaws provides that we will indemnify our directors, officers, employees and agents as specified in Article VI of our bylaws. Article VI of our bylaws provides that we will indemnify our directors, officers, employees and agents to the fullest and most complete extent permitted by Delaware General Corporation Law, as the same exists or may be amended.

Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, administrative, or arbitration action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could result in such action, suit, or proceeding, because of his or her being or having been our director, officer, employee, or agent or of any constituent corporation absorbed by us in a consolidation or merger or by reason of his or her being or having been a director, officer, trustee, employee, or agent of any other corporation or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or such enterprise, serving as such at our request or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee, or agent, from and against any and all reasonable costs, disbursements, and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such proceeding.


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

We anticipate that we will enter into indemnification agreements with each of our directors, executive officers and controlling persons pursuant to which we will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our director, officer or controlling person. To be entitled to indemnification by us, the person must have acted in good faith and in a manner the person believed to be in our best interests and, with respect to criminal actions, the person must have had no reasonable cause to believe his or her conduct was unlawful.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits specified on the attached "Exhibit Index" are filed as part of this S-8 registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any
prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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


(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions summarized in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




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



                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, California, on the 21st day of April, 2003.

AEGIS ASSESSMENTS, INC.


By:  /s/ Eric Johnson
         Eric Johnson
Its:     Chairman, President and Chief Executive Officer


                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric Johnson as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                       Title                                 Date

/s/ Eric Johnson
-----------------      chairman, president, chief
Eric Johnson           executive officerand director              April 21, 2003

/s/ Richard Reincke
-------------------    secretary, principal financial officer,
Richard Reincke        principal accounting officer,
                       chief operating officer  and director      April 21, 2003

/s/ Joseph King
---------------        director                                   April 21, 2003
Joseph King



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


                                  EXHIBIT INDEX
Exhibit

Number       Description
-------      -----------

4.1 Amended and Restated Certificate of Incorporation (incorporated by reference to exhibit 3.1 to our Registration Statement on Form SB-2 (File No. 33-100462) filed October 9, 2002).

4.2 Bylaws (incorporated by reference to exhibit 3.2 to our Registration Statement on Form SB-2 (File No. 33-100462) filed October 9, 2002).

5        Opinion of MC Law Group.

23.1     Consent of MC Law Group (included in Exhibit 5).

23.2     Consent of Independent Auditors.

24       Power of Attorney (included on Signature Page).

99.1 Aegis Assessments, Inc. 2002 Stock Option Plan (incorporated by reference to exhibit 10.8 to our Registration Statement on Form SB-2 (File No. 33-100462) filed October 9, 2002).

99.2 Employment Agreement dated April 1, 2002 between us and Eric Johnson (incorporated by reference to exhibit 10.1 to our Registration Statement on Form SB-2 (File No. 33-100462) filed October 9, 2002).

99.3     Addendum to Eric Johnson Employment Agreement

99.4 Employment Agreement dated May 1, 2002 between us and Richard Reincke (incorporated by reference to exhibit 10.2 to our Registration Statement on Form SB-2 (File No. 33-100462) filed October 9, 2002).

99.5     Addendum to Richard Reincke Employment Agreement

99.6 Consulting Agreement dated October 15, 2002 between us and Lars Johnson (incorporated by reference to exhibit 10.8 to Amendment No. 4 to our Registration Statement on Form SB-2 (File No. 33-100462) filed February 19, 2003).

99.7 Consulting Agreement dated December 16, 2002 between us and Stephen Stubblefield.